Form 10-K, Exhibit 13
period 1995-12-31
NAVARRE 500 BUILDING ASSOCIATES
filed 1996-04-01
CIK 70816

[LETTERHEAD OF
          WIEN MALKIN & BETTEX
          COUNSELLORS AT LAW]








                                       January 31, 1996






         To Participants in Navarre-500 Building Associates
           Federal Identification Number 13-6082674


              We enclose the annual report of the partnership which owns the leasehold on the premises at 500 and 512 Seventh Avenue, New York City, for the year ended December 31, 1995.

              The reported income for 1995 was $1,399,709. This included additional rent of $840,704, which was received from the lessee for the lease year ended June 30, 1995. As approved by the par-ticipants, $74,470 was paid to Wien, Malkin & Bettex as an ad-ditional payment for supervisory services, and $766,234 was dis-tributed to the participants on August 31, 1995.

              Income of $1,399,709 was less than distributions totalling $1,406,234. The difference represents amortization of the cost of the leasehold, and is treated as a return of capital, rather than as taxable income.

              Distributions of $1,406,234 represented an annual return of about 43.9% on the original cash investment of $3,200,000. Taking into account that a portion of prior distributions constituted a return of capital, the average capital investment for the year ended December 31, 1995 was $241,460. Distributions of $1,406,234 were about 582% on the average capital. The book value on December 31, 1995 of an original cash investment of $10,000 was $744.

              The enclosed Schedule K-1 form(s) (Form 1065) containing 1995 tax information must be reviewed in detail by your accountant.

              If you have any question about the enclosed material, please communicate with us at our New York office or, if it is more con-venient, at our branch office in Palm Beach, Florida.

              Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1995.

                                       Cordially yours,

                                       WIEN, MALKIN & BETTEX

                                       By:  Stanley Katzman

         SK:fm
         Encs.











































                                ACCOUNTANTS' REPORT


    To the participants in Navarre-500 Building Associates (a Partnership):

    We have audited the accompanying balance sheet of Navarre-500 Building Associates ("Associates") as of December 31, 1995 and the related statements of income, partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associates as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.






                                            Orlin & Feuerstein, CPAs, P.C.
                                            60 East 42nd Street
                                            New York, NY  10165





    January 24, 1996

                          Navarre-500 Building Associates
                                   Balance Sheet
                                 December 31,1995

                                      Assets

    Cash:

      Distribution account held by Wien, Malkin & Bettex              $ 53,333
      Chase Manhattan Bank
                                                                        53,334

    Leasehold at 500 and 512 Seventh Avenue, New York City $3,200,000
     Less: Accumulated amortization of cost of leasehold    3,015,137  184,863

           Total assets                                               $238,197


                                 Partners' Capital

    Partners' capital, December 31, 1995                              $238,197



                                Statement of Income
                       For the Year Ended December 31, 1995

    Rent income:

     Basic rent                                                     $1,167,500
     Additional rent for the lease year ended June 30, 1995            840,704

           Total rent income                                         2,008,204


    Expenses:

       Leasehold rent                          $487,500
       Supervisory services                     114,470

           Total expenses                                              601,970

    Income before amortization of cost of leasehold                  1,406,234

    Amortization of cost of leasehold                                    6,525

    Net income                                                      $1,399,709




    The accompanying notes are an integral part of these financial statements.






                          Navarre-500 Building Associates
                          Statement of Partners' Capital
                                 December 31, 1995



    Partners' capital, January 1, 1995                             $   244,722
       Add, Net income for the year ended December 31, 1995          1,399,709
                                                                     1,644,431
       Less, Distributions:
          Monthly distributions January 1, 1995 through
               December 31, 1995                                      $640,000
          Distribution on August 31, 1995 of additional rent for
               the lease year ended June 30, 1995                      766,234
                                                                     1,406,234
    Partners' capital, December 31, 1995                            $  238,197



































    The accompanying notes are an integral part of these financial statements.






                          Navarre-500 Building Associates
                              Statement of Cash Flows
                        For the Year Ended December 31,1995



    Cash flows from operating activities:

       Net income                                                   $1,399,709
       Adjustments to reconcile net income to net cash provided by operating activities:

               Amortization of cost of leasehold                         6,525

       Net cash provided by operating activities                     1,406,234

    Cash flows from financing activities:

       Monthly distributions to participants                        ($640,000)
       Distribution on August 31, 1995 of additional rent for
               the lease year ended June 30,1995                     (766,234)

       Net cash used in financing activities                       (1,406,234)

    Net change in cash                                                     _0_

    Cash at beginning of year                                           53,334

    Cash at end of year                                           $     53,334






















    The accompanying notes are an integral part of these financial statements.






                          Navarre-500 Building Associates
                           Notes to Financial Statements
                                 December 31, 1995




    1. Business Activity:

       Navarre-500 Building Associates (Associates) is a general partnership which owns and leases the leasehold at 500 and 512 Seventh Avenue, New York City.


    2. Significant Accounting Policy:

       The leasehold is stated at cost. The unamortized leasehold cost of $191,388 at December 31, 1994 is being amortized over the period of 29 years and 4 months from January 1, 1995 to May 1, 2024, the end of the second renewal period, with amortization at $6,525 per annum. Amortization of leasehold from July 1, 1958 through December 31, 1977 was $134,266 per annum, and from January 1,1978 through December 31,1994 was $22,966 per annum.


    3. Leasehold at 500 and 512 Seventh Avenue, New York City:

       The lease includes an initial term which expired April 30,1982, and options to renew for three additional terms of 21 years each. Associates has exercised the first renewal option for the period from May 1, 1982 to May 1, 2003, and the second renewal option for the period from May 1, 2003 to May 1, 2024. The lease rent was $937,500 per annum during the initial term, and was $437,500 per annum through April 30, 1985. Pursuant to a lease modification effective May 1, 1985, the lease rent was increased by $50,000 from $437,500 to $487,500 per annum during the present term and all future renewal terms.


    4. Rent Income and Related Party Transactions:

       The sublease includes an initial term which expired April 30, 1982 and three additional terms of 21 years each, provided that the lease remains in effect. The sublessee has exercised its first and second renewal options for the terms from May 1, 1982 through April 30, 2003, and from May 1, 2003 through April 30, 2024. Basic rent under the sublease was $1,337,500 during the initial term, and $ 1,117,500 through April 30, 1985. Pursuant to the modification of the sublease effective May 1, 1985, basic rent was increased by $50,000 from $1,117,500 to $1,167,500 during the present term and all future renewal terms.

       Additional rent is payable to Navarre-500 Building Associates equivalent to one-half the net operating profit, as defined, in excess of $400,000, in any year during the initial term, and $620,000 during renewal terms. For the lease year ended June 30, 1995, the sublessee's net profit was $2,301,408 so that additional rent of $840,704 was received.

       Some partners in Associates are also partners in the sublessee.



                          Navarre-500 Building Associates
                           Notes to Financial Statements
                                 December 31, 1995



    5. Supervisory Services and Related Party Transactions:

       Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien, Malkin & Bettex. Some partners in that firm are also partners in Associates.

    6. Income Taxes:

       Net income is computed without regard to income tax expense since the partnership does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

    7. Concentration of Credit Risk:

       Associates maintains cash balances in a bank and in a distribution account held by Wien, Malkin & Bettex. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1995, was completely insured. The distribution account held by Wien, Malkin & Bettex is not insured. The funds held in the distribution account were paid to the participants on January 1, 1996.






























