Form 10-K, Exhibit 13
period 1995-12-31
NAVARRE 500 BUILDING ASSOCIATES
filed 1996-04-01
CIK 70816

[LETTERHEAD OF
          WIEN MALKIN & BETTEX
          COUNSELLORS AT LAW]






                                   August 31, 1995






         TO PARTICIPANTS IN NAVARRE-500 BUILDING ASSOCIATES

              We enclose the comparative operating report of the sublessee, 500-512 Seventh Avenue Associates, for the fiscal years of the lease ended June 30, 1995 and June 30, 1994.

              Under the sublease, 50% of the annual net income of the sublessee in excess of $620,000 is payable as additional rent.
         The sublessee reported net income of $2,301,408 for the year ended June 30, 1995 and paid additional rent of $840,704. For the year ended June 30, 1994 the reported income was $1,627,157, so that additional rent of $503,579 was received. You were previously advised that as the result of conditions in the Garment Center and the New York City economy in general, there are large vacancies in the buildings and new and renewal leases are at reduced rates. In addition, the enclosed operating report indicates that there were substantial charges for tenant and other alterations and repairs in the current year as a result of required work.

              The participants have approved an additional payment for supervisory services to Wien, Malkin & Bettex equivalent to 10% of distributions in excess of 23% on the cash investment in any year, commencing May 1, 1982. The additional payment to Wien, Malkin & Bettex for the year ended June 30, 1995 is $74,470 and $766,234 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment are enclosed. For the lease year ended June 30, 1994, Wien, Malkin & Bettex received $40,758 and $462,821 was distributed to the participants.

              The distribution of $766,234 for the lease year ended
         June 30, 1995 represents a return of about 23.9% on the cash investment of $3,200,000 in Navarre-500 Building Associates.

         Regular monthly distributions are at the rate of 20%, so that total distributions for the year 1995 will be at the rate of about 43.9% per annum.

              If you have any question on the above, please communicate with us at our New York Office or, if it is more convenient, at our branch office in Palm Beach, Florida.

                                       Cordially yours,

                                       WIEN, MALKIN & BETTEX

                                       By:  Stanley Katzman

         SK/jf
         Encs:








































[LETTERHEAD OF
 REILLY, DEANE & RABOY
 CERTIFIED PUBLIC ACCOUNTANTS]








Navarre-500 Building Associates
60 East 42nd Street
New York, New York  10165


      We have examined the Comparative Statement of Income and Expense of 500-512 Seventh Avenue Associates, the sublessee of 500 Seventh Avenue, 512 Seventh Avenue and 228 West 38th Street, New York, New York for the sublease years ended June 30, 1995 and June 30, 1994, prepared in accordance with the 500-512 Seventh Avenue Associates sublease dated June 27, 1958. Our examination was made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances.

       In our opinion, the Comparative Statement of Income and Expense fairly presents the operations of 500-512 Seventh Avenue Associates for sublease years ended June 30, 1995 and June 30, 1994, in accordance with generally accepted accounting principles and the sublease.





/s/ Reilly, Deane & Raboy

New York, New York
July 31, 1995

               COMPARATIVE STATEMENT OF INCOME AND EXPENSE
                 FOR THE SUBLEASE YEARS ENDED JUNE 30,



                                                           Increase
                                    1995         1994     (Decrease)

Income:
 Rent income                    $13,179,186  $13,052,640  $  126,546
 Electricity, net                   353,692      293,992      59,700
 Real estate tax refunds             -            29,384  (  29,384)
 Air conditioning                    31,630       29,573       2,057
 Sprinkler                           96,785       88,222       8,563
 Water, net                     (   41,634)       56,321  (  97,955)
 Other                               53,380       53,089         291

    Total income                 13,673,039   13,603,221      69,818

Expenses:
 Base rent                        1,167,500    1,167,500       -
 Labor costs                      1,910,117    1,867,190      42,927
 Real estate taxes                3,248,605    3,317,635  (  69,030)
 Tenant and other alterations,
  repairs and supplies            3,322,436    3,754,304  ( 431,868)
 Management & leasing               521,062      612,617  (  91,555)
 Fuel                               332,207      389,215  (  57,008)
 Insurance                          295,613      271,683      23,930
 Legal and accounting fees          201,600      196,473       5,127
 Sprinkler alarm                     35,951       37,500  (   1,549)
 Vault taxes                         12,230       12,230       -
 Telephone                            9,694       12,594  (   2,900)
 Interest                             1,180        9,811  (   8,631)
 Amortization of leasehold
  improvements - elevators          285,252      285,252       -
 Miscellaneous                       28,184       42,060  (  13,876)

    Total expenses               11,371,631   11,976,064  ( 604,433)

Net income for sublease year      2,301,408    1,627,157     674,251
Less:  Exclusion                    620,000      620,000       -

Net income subject to
 additional rent                $ 1,681,408  $ 1,007,157  $  674,251

Additional rent at 50%          $   840,704  $   503,579  $  337,125