Form 10-K, Exhibit 13
period 1996-12-31
NAVARRE 500 BUILDING ASSOCIATES
filed 1997-04-04
CIK 70816

[LETTERHEAD OF
 WIEN & MALKIN LLP]






                                       February 3, 1997


         To Participants in Navarre-500 Building Associates
           Federal Identification Number 13-6082674

              We enclose the annual report of the partnership which owns the leasehold on the premises at 500 and 512 Seventh Avenue, New York City, for the year ended December 31, 1996.

              The reported income for 1996 was $1,607,202. This included additional rent of $1,071,252, which was received from the lessee for the lease year ended June 30, 1996. As approved by the par-ticipants, $97,525 was paid to Wien, Malkin & Bettex as an ad-ditional payment for supervisory services, and $973,727 was dis-tributed to the participants on August 31, 1996.

              Income of $1,607,202 was less than distributions totalling $1,613,727. The difference represents amortization of the cost of the leasehold, and is treated as a return of capital, rather than as taxable income.

              Distributions of $1,613,727 represented an annual return of about 50.4% on the original cash investment of $3,200,000. Taking into account that a portion of prior distributions constituted a return of capital, the average capital investment for the year ended December 31, 1996 was $234,935. Distributions of $1,613,727 were about 687% on the average capital. The book value on December 31, 1996 of an original cash investment of $10,000 was $724.

              The enclosed Schedule K-1 form(s) (Form 1065) containing 1996 tax information must be reviewed in detail by your accountant.

              If you have any question about the enclosed material, please communicate with our office.

              Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1996.

                                       Cordially yours,

                                       WIEN & MALKIN LLP

                                       By:  Stanley Katzman

         SK:fm
         Encs.

[LETTERHEAD OF
 ORLIN & FEUERSTEIN, CPAS, P.C.]




ACCOUNTANTS' REPORT


To the participants in Navarre-500 Building Associates ( a Partnership):

We have audited the accompanying balance sheet of Navarre-500 Building Associates ("Associates") as of December 31, 1996 and the related statements of income, partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associates as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                            _____________________________
                                            Orlin & Feuerstein, CPAs, P.C.
                                            60 East 42nd Street
                                            New York, NY  10165





January 23, 1997

Navarre-500 Building Associates
Balance Sheet
December 31, 1996

Assets

Cash:

    Distribution account held by Wien, Malkin & Bettex LLP           $  53,333
    Chase Manhattan Bank                                                     1
                                                                        53,334

Leasehold at 500 and 512 Seventh Avenue, New York City    $3,200,000
    Less: Accumulated amortization of cost of leasehold    3,021,662   178,338

                Total assets                                          $231,672


Partners' Capital

Partners' capital, December 31, 1996                                  $231,672



Statement of Income
For the Year Ended December 31, 1996

Rent income:

Basic rent                                                          $1,167,500
Additional rent for the lease year ended June 30, 1996               1,071,252

                Total rent income                                    2,238,752


Expenses:

    Leasehold rent                                          $487,500
    Supervisory services                                               137,525

                Total expenses                                         625,025

Income before amortization of cost of leasehold                      1,613,727

Amortization of cost of leasehold                                        6,525

Net income                                                          $1,607,202

The accompanying notes are an integral part of these financial statements.

Navarre-500 Building Associates
Statement of Partners' Capital
December 31, 1996

Partners' capital, January 1, 1996                                 $   238,197
    Add, Net income for the year ended December 31, 1996             1,607,202
                                                                     1,845,399
    Less, Distributions:
    Monthly distributions January 1, 1996 through
                December 31, 1996                           $640,000
                Distribution on August 31, 1996 of
                additional rent for the lease year
                ended June 30, 1996                          973,727
                                                                     1,613,727

Partners' capital, December 31, 1996                               $   231,672

The accompanying notes are an integral part of these financial statements.

Navarre-500 Building Associates
Statement of Cash Flows
December 31, 1996

Cash flows from operating activities:

    Net income                                                      $1,607,202
    Adjustments to reconcile net income to net cash provided by operating activities:

    Amortization of cost of leasehold                                    6,525

    Net cash provided by operating activities                        1,613,727

Cash flows from financing activities:

    Monthly distributions to participants                  ($640,000)
    Distribution on August 31, 1996 of additional rent
    for the lease year ended June 30, 1996                 ( 973,727)

    Net cash used in financing activities                           (1,613,727)

Net change in cash                                                         -0-

Cash at beginning of year                                               53,334

Cash at end of year                                                $    53,334

The accompanying notes are an integral part of these financial statements.

Navarre-500 Building Associates
Notes to Financial Statements
December 31, 1996

1.      Business Activity:

        Navarre-500 Building Associates ("Associates") is a general partnership which owns and leases the leasehold at 500 and 512 Seventh Avenue, New York City.


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

        Additional rent is payable to Navarre-500 Building Associates equivalent to one-half the net operating profit, as defined, in excess of $400,000, in any year during the initial term, and $620,000 during renewal terms. For the lease year ended June 30, 1996, the sublessee's net profit was $2,762,504 so that additional rent of $1,071,252 was received.

        Some partners in Associates are also partners in the sublessee.

Navarre-500 Building Associates
Notes to Financial Statements
December 31, 1996

5.      Supervisory Services and Related Party Transactions:

        Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien, Malkin & Bettex LLP. Some partners in that firm are also partners in Associates.

6.      Income Taxes:

        Net income is computed without regard to income tax expense since the partnership does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

7.      Concentration of Credit Risk:

        Associates maintains cash balances in a bank and in a distribution account held by Wien, Malkin & Bettex LLP. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1996, was completely insured. The distribution account held by Wien, Malkin & Bettex LLP is not insured. The funds held in the distribution account were paid to the participants on January 1, 1997.