Form 10-K, Exhibit 13
period 1996-12-31
NAVARRE 500 BUILDING ASSOCIATES
filed 1997-04-04
CIK 70816

[LETTERHEAD OF
 WIEN, MALKIN & BETTEX]










                                   August 31, 1996




         TO PARTICIPANTS IN NAVARRE-500 BUILDING ASSOCIATES

              We enclose the comparative operating report of the sublessee, 500-512 Seventh Avenue Associates, for the fiscal years of the lease ended June 30, 1996 and June 30, 1995.

              Under the sublease, 50% of the annual net income of the sublessee in excess of $620,000 is payable as additional rent.
         The sublessee reported net income of $2,762,504 for the year ended June 30, 1996 and paid additional rent of $1,071,252. For the year ended June 30, 1995 the reported income was $2,301,408, so that additional rent of $840,704 was received. You were previously advised that as the result of conditions in the Garment Center and the New York City economy in general, there are large vacancies in the buildings and new and renewal leases are at reduced rates. In addition, the enclosed operating report indicates that there were substantial charges for tenant and other alterations and repairs in the current year as a result of required work.

              The participants have approved an additional payment for supervisory services to Wien, Malkin & Bettex equivalent to 10% of distributions in excess of 23% on the cash investment in any year, commencing May 1, 1982. The additional payment to Wien, Malkin & Bettex for the year ended June 30, 1996 is $97,525 and $973,727 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment are enclosed. For the lease year ended June 30, 1995, Wien, Malkin & Bettex received $74,470 and $766,234 was distributed to the participants.

              The distribution of $973,727 for the lease year ended June 30, 1996 represents a return of about 30.4% on the cash investment of $3,200,000 in Navarre-500 Building Associates.



                                      (over)

         Re:  Navarre-500 Building Associates                           2.







         Regular monthly distributions are at the rate of 20%, so that total distributions for the year 1996 will be at the rate of about 50.4% per annum.

              If you have any question, please communicate with Stanley Katzman (212) 850-2630.

                                       Cordially yours,

                                       WIEN, MALKIN & BETTEX

                                       By:  Stanley Katzman

         SK/fm
         Encs:

[LETTERHEAD OF
 REILLY, DEANE & RABOY
 CERTIFIED PUBLIC ACCOUNTANTS]









Navarre-500 Building Associates
60 East 42nd Street
New York, New York  10165


      We have examined the Comparative Statement of Income and Expense of 500-512 Seventh Avenue Associates, the sublessee of 500 Seventh Avenue, 512 Seventh Avenue and 228 West 38th Street, New York, New York for the sublease years ended June 30, 1996 and June 30, 1995, prepared in accordance with the 500-512 Seventh Avenue Associates sublease dated June 27, 1958. Our examination was made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances.

       In our opinion, the Comparative Statement of Income and Expense fairly presents the operations of 500-512 Seventh Avenue Associates for sublease years ended June 30, 1996 and June 30, 1995, in accordance with generally accepted accounting principles and the sublease.



                                        /s/ Reilly, Deane & Raboy





New York, New York
July 29, 1996

                          500-512 SEVENTH AVENUE ASSOCIATES
               COMPARATIVE STATEMENT OF INCOME AND EXPENSE
                  FOR THE SUBLEASE YEARS ENDED JUNE 30,



                                                          Increase
                                   1996         1995     (Decrease)

Income:
 Rent income                   $13,339,945  $13,179,186  $  160,759
 Electricity, net                  316,979      353,692  (  36,713)
 Air conditioning                   32,777       31,630       1,147
 Sprinkler                          92,009       96,785  (   4,776)
 Water, net                         44,827  (   41,634)      86,461
 Other                              59,539       53,380       6,159

   Total income                 13,886,076   13,673,039     213,037

Expenses:
 Base rent                       1,167,500    1,167,500       -
 Labor costs                     2,021,333    1,910,117     111,216
 Real estate taxes               3,200,102    3,248,605  (  48,503)
 Tenant and other alterations,
  repairs and supplies           2,742,614    3,322,436  ( 579,822)
 Management & leasing              663,262      521,062     142,200
 Fuel                              501,043      332,207     168,836
 Insurance                         279,860      295,613  (  15,753)
 Legal and accounting fees         222,933      201,600      21,333
 Sprinkler alarm                    36,415       35,951         464
 Vault taxes                        12,230       12,230       -
 Telephone                           8,781        9,694  (     913)
 Interest                            -            1,180  (   1,180)
 Amortization of leasehold
  improvements - elevators         239,532      285,252  (  45,720)
 Miscellaneous                      27,967       28,184  (     217)

   Total expenses               11,123,572   11,371,631  ( 248,059)

Net income for sublease year     2,762,504    2,301,408     461,096
Less:  Exclusion                   620,000      620,000       -

Net income subject to
 additional rent               $ 2,142,504  $ 1,681,408  $  461,096

Additional rent at 50%         $ 1,071,252  $   840,704  $  230,548

                        Navarre - 500 Building Associates
                        Computation of Additional Payment
                    for Supervisory Services and Distribution
                     for the Lease Year Ended June 30, 1996




           Additional rent                                $1,071,252

           Add, basic monthly distributions for lease
              year ended June 30, 1996                       640,000

                   Total rent to be distributed            1,711,252

           23% return on $3,200,000 investment               736,000

           Subject to additional payment of 10%
              to Wien & Malkin LLP                        $  975,252

           Additional payment at 10%                      $   97,525



           Summary of additional distribution:

           Additional rent                                $1,071,252

           Less, additional payment to Wien,
              Malkin & Bettex                                 97,525

           Additional distribution to participants        $  973,727