Form 10-K, Exhibit 13
period 1997-12-31
NAVARRE 500 BUILDING ASSOCIATES
filed 1998-04-17
CIK 70816

[LETTERHEARD OF
 WIEN & MALKIN LLP]





                                                    February 5, 1998

       To Participants in Navarre-500 Building Associates
         Federal Identification Number 13-6082674

            We enclose the annual report of the partnership which owns the leasehold on the premises at 500 and 512 Seventh Avenue, New York City, for the year ended December 31, 1997.

            The reported income for 1997 was $1,465,930. This included additional rent of $914,282, which was received from the lessee for the lease year ended June 30, 1997. As approved by the par-ticipants, $81,828 was paid to Wien & Malkin LLP as an additional payment for supervisory services, and $832,454 was distributed to the participants on August 29, 1997.

            Income of $1,465,930 was less than distributions totalling $1,472,454. The difference represents amortization of the cost of the leasehold, and is treated as a return of capital, rather than as taxable income.

            Distributions of $1,472,454 represented an annual return of about 46% on the original cash investment of $3,200,000. Taking into account that a portion of prior distributions constituted a return of capital, the average capital investment for the year ended December 31, 1997 was $228,410. Distributions of $1,472,454 were about 645% on the average capital. The book value on December 31, 1997 of an original cash investment of $10,000 was $704.

            The enclosed Schedule K-1 form(s) (Form 1065) containing 1997 tax information must be reviewed in detail by your accountant.

            If you have any question about the enclosed material, please communicate with our office.

            Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1997.

                                       Cordially yours,

                                       WIEN & MALKIN LLP

                                       By:  Stanley Katzman
       SK:fm
       Encs.

[LETTERHEARD OF
 ORLIN & FEUERSTEIN, CPAs, P.C.]


ACCOUNTANTS' REPORT


To the participants in Navarre-500 Building Associates ( a Partnership):

We have audited the accompanying balance sheet of Navarre-500 Building Associates ( "Associates" ) as of December 31, 1997 and the related statements of income, partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, In all material respects, the financial position of Associates as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                                 ______________________________
                                                 Orlin & Feuerstein, CPAs, P.C.
                                                 60 East 42nd Street
                                                 New York, NY  10165






January 26, 1998

Navarre-500 Building Associates
Balance Sheet
December 31, 1997



                                  Assets

Cash:

    Distribution account held by Wien & Malkin LLP                     $ 53,333
      Chase Manhattan Bank                                                    1
                                                                         53,334

Leasehold at 500 and 512 Seventh Avenue, New York City     $3,200,000
      Less: Accumulated amortization of cost of leasehold   3,028,186   171,814

                Total assets                                           $225,148


                            Partners' Capital

Partners' capital, December 31, 1997                                   $225,148



                          Statement of Income
                For the Year Ended December 31, 1997

Rent income:

      Basic rent                                                     $1,167,500
      Additional rent for the lease year ended June 30, 1997            914,282

                Total rent income                                     2,081,782


Expenses:

      Leasehold rent                                       $487,500
      Supervisory services                                  121,828

                Total expenses                                          609,328

Income before amortization of cost of leasehold                       1,472,454

Amortization of cost of leasehold                                         6,524

Net income                                                           $1,465,930

    The accompanying notes are an integral part of these financial statements.

Navarre-500 Building Associates
Statement of Cash Flows
December 31, 1997


Cash flows from operating activities:

      Net income                                                     $1,465,930
      Adjustments to reconcile net income to net cash provided by operating activities:

         Amortization of cost of leasehold                                6,524

      Net cash provided by operating activities                       1,472,454

Cash flows from financing activities:

      Monthly distributions to participants                           ($640,000)
      Distribution on August 29, 1997 of additional rent for
        the lease year ended June 30, 1997                           (  832,454)

      Net cash used in financing activities                          (1,472,454)

Net change in cash                                                         -0-

Cash at beginning of year                                                53,334

Cash at end of year                                                  $   53,334











    The accompanying notes are an integral part of these financial statements.

Navarre-500 Building Associates
Statement of Partner's Capital
December 31, 1997





Partners' capital, January 1, 1997                                   $   231,672
      Add, Net income for the year ended December 31, 1997             1,465,930
                                                                       1,697,602
      Less, Distributions:
          Monthly distributions January 1, 1997 through
              December 31, 1997                            $640,000
          Distribution on August 29, 1997 of additional
              rent for the lease year ended June 30, 1997   832,454
                                                                       1,472,454

Partners' capital, December 31, 1997                                 $   225,148




















    The accompanying notes are an integral part of these financial statements.

Navarre-500 Building Associates
Notes to Financial Statements
December 31, 1997




1.   Business Activity:

     Navarre-500 Building Associates ("Associates") is a general partnership which owns and leases the leasehold at 500 and 512 Seventh Avenue, New York City.


2.   Significant Accounting Policy:

     The leasehold is stated at cost. The unamortized leasehold cost of $191,388 at December 31, 1994 is being amortized over the period of 29 years and 4 months from January 1, 1995 to May 1, 2024, the end of the second renewal period, with amortization at $6,524 per annum. Amortization of leasehold from July 1, 1958 through December 31, 1977 was $134,266 per annum, and from January 1,1978 through December 31,1994 was $22,966 per annum.


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


4.   Rent Income and Related Party Transactions:

     The sublease includes an initial term which expired April 30, 1982 and three additional terms of 21 years each, provided that the lease remains in effect. The sublessee has exercised its first and second renewal options for the terms from May 1, 1982 through April 30, 2003, and from May 1, 2003 through April 30, 2024. Basic rent under the sublease was $1,337,500 during the initial term, and $1,117,500 through April 30, 1985. Pursuant to the modification of the sublease effective May 1, 1985, basic rent was increased by $50,000 from $1,117,500 to $1,167,500 during the present term and all future renewal terms.

     Additional rent is payable to Navarre-500 Building Associates equivalent to one-half the net operating profit, as defined, in excess of $400,000, in any year during the initial term, and $620,000 during renewal terms. For the lease year ended June 30, 1997, the sublessee's net profit was $2,448,563 so that additional rent of $914,282 was received.

     Some partners in Associates are also partners in the sublessee.

Navarre-500 Building Associates
Notes to Financial Statements
December 31, 1997


5.   Supervisory Services and Related Party Transactions:

     Payments for supervisory services, including disbursements and cost of accounting services, are made to the firm of Wien & Malkin LLP. Some partners in that firm are also partners in Associates.

6.   Income Taxes:

     Net income is computed without regard to income tax expense since the partnership does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

7.   Concentration of Credit Risk:

     Associates maintains cash balances in a bank and in a distribution account held by Wien & Malkin LLP. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1997, was completely insured. The distribution account held by Wien & Malkin LLP is not insured. The funds held in the distribution account were paid to the participants on January 1, 1998.