Form 10-K, Exhibit 13
period 1997-12-31
NAVARRE 500 BUILDING ASSOCIATES
filed 1998-04-17
CIK 70816

[LETTERHEARD OF
 WIEN & MALKIN LLP]


                                        August 29, 1997


         TO PARTICIPANTS IN NAVARRE-500 BUILDING ASSOCIATES

              We enclose the comparative operating report of the sublessee, 500-512 Seventh Avenue Associates, for the fiscal years of the lease ended June 30, 1997 and June 30, 1996.

              Under the sublease, 50% of the annual net income of the sublessee in excess of $620,000 is payable as additional rent.
         The sublessee reported net income of $2,448,563 for the year ended June 30, 1997 and paid additional rent of $914,282. For the year ended June 30, 1996 the reported income was $2,762,504, so that additional rent of $1,071,252 was received. The enclosed operating report indicates that there were substantial charges for tenant and other alterations and repairs in the current year as a result of required work.

              The participants have approved an additional payment for supervisory services to Wien & Malkin LLP equivalent to 10% of distributions in excess of 23% on the cash investment in any year, commencing May 1, 1982. The additional payment to Wien & Malkin LLP for the year ended June 30, 1997 is $81,828 and $832,454 is being distributed to the participants. A check for your share of the additional distribution and the computation of the additional payment are enclosed. For the lease year ended June 30, 1996, Wien & Malkin LLP received $97,525 and $973,727 was distributed to the participants.

              The distribution of $832,454 for the lease year ended
         June 30, 1997 represents a return of about 26% on the cash investment of $3,200,000 in Navarre-500 Building Associates. Regular monthly distributions are at the rate of 20%, so that total distributions for the year 1997 will be at the rate of about 46% per annum.

              If you have any question, please communicate with Stanley Katzman (212) 850-2630.

                                       Cordially yours,

                                       WIEN & MALKIN LLP

                                       By:  Stanley Katzman

         SK/fm
         Encs:




                     Navarre - 500 Building Associates
                     Computation of Additional Payment
                for Supervisory Services and Distribution
                  for the Lease Year Ended June 30, 1997


        Additional rent                                 $914,282

        Add, basic monthly distributions for lease
           year ended June 30, 1997                      640,000

                Total rent to be distributed           1,554,282

        23% return on $3,200,000 investment              736,000

        Subject to additional payment of 10%
           to Wien & Malkin LLP                         $818,282

        Additional payment at 10%                       $ 81,828


        Summary of additional distribution:

        Additional rent                                 $914,282

        Less, additional payment to Wien &
           Malkin LLP                                     81,828

        Additional distribution to participants         $832,454

[LETTERHEARD OF
 REILLY, DEANE & RABOY
 CERTIFIED PUBLIC ACCOUNTANT]



  Navarre-500 Building Associates
  60 East 42nd Street
  New York, New York  10165

	We have examined the Comparative Statement of Income and Expense of 500-512 Seventh Avenue Associates, the sublessee of 500 Seventh Avenue, 512 Seventh Avenue and 228 West 38th Street, New York, New York for the sublease years ended June 30, 1997 and June 30, 1996, prepared in accordance with the 500-512 Seventh Avenue Associates sublease dated June 27, 1958. Our examination was made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances.

        In our opinion, the Comparative Statement of Income and Expense fairly presents the operations of 500-512 Seventh Avenue Associates for sublease years ended June 30, 1997 and June 30, 1996, in accordance with generally accepted accounting principles and the sublease.



  New York, New York
  August 13, 1997


                          500-512 SEVENTH AVENUE ASSOCIATES
                    COMPARATIVE STATEMENT OF INCOME AND EXPENSE
                        FOR THE SUBLEASE YEARS ENDED JUNE 30,


                                                                  Increase
                                   1997            1996          (Decrease)

Income:
 Rent income                $13,519,009     $13,339,945         $ 179,064
 Electricity, net               455,147         316,979           138,168
 Air conditioning                33,900          32,777             1,123
 Sprinkler                       96,348          92,009             4,339
 Water, net                     162,207          44,827          (207,034)
 Other                           77,432          59,539            17,893

        Total income         14,019,629      13,886,076           133,553

Expenses:
 Base rent                    1,167,500       1,167,500                -
 Labor costs                  2,171,837       2,021,333           150,504
 Real estate taxes            2,750,108       3,200,102          (449,994)
 Tenant and other alterations,
  repairs and supplies        3,529,459       2,742,614           786,845
 Management & leasing           670,750         663,262             7,488
 Fuel                           441,256         501,043          ( 59,787)
 Insurance                      274,734         279,860          (  5,126)
 Legal and accounting fees      226,040         222,933             3,107
 Sprinkler alarm                 37,617          36,415             1,202
 Vault taxes                     12,230          12,230                -
 Telephone                       16,573           8,781             7,792
 Amortization of leasehold
  improvements  - elevators     184,860         239,532          ( 54,672)
 Miscellaneous                   88,102          27,967            60,135

        Total expenses       11,571,066      11,123,572           447,494

Net income for sublease yea   2,448,563       2,762,504          (313,941)
Less:  Exclusion                620,000         620,000                -
Net income subject to
 additional rent            $ 1,828,563     $ 2,142,504         $(313,941)

Additional rent at 50%      $   914,282     $ 1,071,252         $(156,971)