Form 10-K, Exhibit 13
period 1998-12-31
NAVARRE 500 BUILDING ASSOCIATES
filed 1999-04-16
CIK 70816

Exhibit 13a
        [LETTERHEARD OF
        WIEN & MALKIN LLP]


                                                February 8, 1999

        To Participants in Navarre-500 Building Associates
          Federal Identification Number 13-6082674


                We enclose the annual report of the partnership which owns the leasehold on the premises at 500 and 512 Seventh Avenue, New York City, for the year ended December 31, 1998.

                The reported income for 1998 was $633,476. There was no additional rent for the lease year ended June 30, 1998.

                Income of $633,476 was less than distributions totalling $640,000. The difference represents amortization of the cost of the leasehold, and is treated as a return of capital, rather than as taxable income.

                Distributions of $640,000 represented an annual return of 20% on the original cash investment of $3,200,000. Taking into account that a portion of prior distributions constituted a return of capital, the average capital investment for the year ended December 31, 1998 was $221,886. Distributions of $640,000 were about 288% on the average capital. The book value on December 31, 1998 of an original cash investment of $10,000 was $683.

                The enclosed Schedule K-1 form(s) (Form 1065) containing 1998 tax information must be reviewed in detail by your accountant.

                If you have any question about the enclosed material, please communicate with our office.

                Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1998.

                                                Cordially yours,

                                                WIEN & MALKIN LLP

                                                By:  Stanley Katzman
        SK:fm
        Encs.


        [LETTERHEARD OF
        ORLIN & FEUERSTEIN, CPAs, P.C.]





                  ACCOUNTANTS' REPORT


        To the participants in Navarre-500 Building Associates
        ( a Partnership):

        We have audited the accompanying balance sheet of Navarre-500 Building Associates ( "Associates" ) as of December 31, 1998 and the related statements of income, partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associates as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.





                                ______________________________________
                                   Orlin & Feuerstein, CPAs, P.C.
                                   60 East 42nd Street
                                   New York, NY  10165










        February 4, 1999

                       Navarre-500 Building Associates
                             Balance Sheet
                           December 31, 1998



                        Assets

Cash:

     Distribution account held by Wien & Malkin LLP               $   53,333
     Chase Manhattan Bank                                                  1
                                                                      53,334

 Leasehold at 500 and 512 Seventh Avenue, New York City $3,200,000
 Less: Accumulated amortization of cost of leasehold     3,034,710   165,290

      Total assets                                                 $ 218,624


                   Partners' Capital

  Partners' capital, December 31, 1998                             $ 218,624



                          Statement of Income
                 For the Year Ended December 31, 1998

  Rent income:

    Basic rent                                                    $1,167,500


  Expenses:

     Leasehold rent                                      $487,500
     Supervisory services                                  40,000

      Total expenses                                                 527,500

  Income before amortization of cost of leasehold                    640,000

  Amortization of cost of leasehold                                    6,524

  Net income                                                      $  633,476

  The accompanying notes are an integral part of these financial statements.


                       Navarre-500 Building Associates
                        Statement of Partners' Capital
                           December 31, 1998





 Partners' capital, January 1, 1998                          $ 225,148
   Add, Net income for the year ended December 31, 1998        633,476
                                                               858,624
     Less: Distributions:  January 1, 1998
          through December 31, 1998                            640,000

 Partners' capital, December 31, 1998                        $ 218,624





















The accompanying notes are an integral part of these financial statements.


                       Navarre-500 Building Associates
                           Statement of Cash Flows
                     For the Year Ended December 31, 1998


  Cash flows from operating activities:

  Net income                                            $ 633,476
  Adjustments to reconcile net income to net cash provided by operating activities:

     Amortization of cost of leasehold                      6,524

  Net cash provided by operating activities               640,000

  Cash flows from financing activities:

     Monthly distributions to participants               (640,000)

  Net change in cash                                            0

  Cash at beginning of year                                53,334

  Cash at end of year                                  $   53,334


















The accompanying notes are an integral part of these financial statements.


                       Navarre-500 Building Associates
                        Note to Financial Statement
                             December 31, 1998





        1. Business Activity:

           Navarre-500 Building Associates ("Associates") is a general partnership which owns and leases the leasehold at 500 and 512 Seventh Avenue, New York City.


        2. Significant Accounting Policy:

           a)  Land, buildings and amortization

           The leasehold is stated at cost. The unamortized leasehold cost of $191,388 at December 31, 1994 is being amortized over the period of 29 years and 4 months from January 1, 1995 to May 1, 2024, the end of the second renewal period, with amortization at $6,524 per annum. Amortization of leasehold from July 1, 1958 through December 31, 1977 was $134,266 per annum, and from January 1,1978 through December 31, 1994 was $22,966 per annum.

           b)  Use of estimates

           The process of preparing financial statements in conformity with generally accepted accounting principles often requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimtes may relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

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


                       Navarre-500 Building Associates
                        Notes to Financial Statement
                            December 31, 1998





        4. Rent Income and Related Party Transactions:(continued)

           Additional rent is payable to Navarre-500 Building Associates equivalent to one-half the net operating profit, as defined, in excess of $400,000, in any year during the initial term, and $620,000 during renewal terms. For the lease year ended June 30, 1998, the sublessee's net profit, as defined in the lease, was $399,964, so that no additional rent was received.

           Some partners in Associates are also partners in the sublessee.

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

        7. Concentration of Credit Risk:

           Associates maintains cash balances in a bank and in a distribution account held by Wien & Malkin LLP. The bank balance is insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 31, 1998, was completely insured. The distribution account held by Wien & Malkin LLP is not insured. The funds held in the distribution account were paid to the participants on January 1, 1999.