Form 10-K, Exhibit 13
period 1998-12-31
NAVARRE 500 BUILDING ASSOCIATES
filed 1999-04-16
CIK 70816

Exhibit 13b

        [LETTERHEARD OF
        WIEN & MALKIN LLP]








                                            August 27, 1998


         TO PARTICIPANTS IN NAVARRE-500 BUILDING ASSOCIATES

              We enclose the comparative operating report of the sublessee, 500-512 Seventh Avenue Associates, for the fiscal years of the lease ended June 30, 1998 and June 30, 1997.

              Under the sublease, 50% of the annual net income of the sublessee in excess of $620,000 is payable as additional rent. As the sublessee reported net income of $399,964 for the year ended June 30, 1998, no additional rent was received. For the year ended June 30, 1997, the reported income was $2,448,563, so that additional rent of $914,282 was received. The enclosed operating report indicates a decrease in rent income in the current year that reflects continuing vacancies, in part resulting from additional bankruptcies of garment center tenants, and rent concessions in connection with new and renewal leases. In addition, the report indicates substantial expenditures for tenant installations and other alterations and repairs.

              The participants have approved an additional payment for supervisory services to Wien & Malkin LLP equivalent to 10% of distributions in excess of 23% on the cash investment in any year, commencing May 1, 1982. For the year ended June 30, 1998, no additional distribution will be made to the participants and no additional payment will be made to Wien & Malkin LLP. For the lease year ended June 30, 1997, Wien & Malkin LLP received $81,828 and $832,454 was distributed to the participants.

              Regular monthly distributions of $640,000 continue at the rate of 20% on the cash investment of $3,200,000 in Navarre-500 Building Associates.

              If you have any question, please communicate with Stanley Katzman, Alvin Silverman or Mark Labell, partners in Wien & Malkin LLP, by mail or by phone at 212-687-8700.

                                            Cordially yours,

                                            WIEN & MALKIN LLP

                                            By:  Stanley Katzman


        [LETTERHEARD OF
         REILLY, DEANE & RABOY]




        Navarre-500 Building Associates
        60 East 42nd Street
        New York, New York 10165


                We have examined the Comparative Statement of Income and Expense of 500-512 Seventh Avenue Associates, the sublessee of 500 Seventh Avenue, 512 Seventh Avenue and 228 West 38th Street, New York, New York for the sublease years ended June 30, 1998 and June 30, 1997, prepared in accordance with the 500-512 Seventh Avenue Associates sublease dated June 27, 1958. Our examination was made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as we considered necessary in the circumstances.

                In our opinion, the Comparative Statement of Income and Expense fairly presents the operations of 500-512 Seventh Avenue Associates for sublease years ended June 30, 1998 and June 30, 1997, in accordance with generally accepted accounting principles and the sublease.




        New York, New York
        August 12, 1998







                500-512 SEVENTH AVENUE ASSOCIATES
        COMPARATIVE STATEMENT OF INCOME AND EXPENSE
           FOR THE SUBLEASE YEARS ENDED JUNE 30,



				Increase
                           1998            1997        (Decrease)

Income:
 Rent income            $12,351,811     $13,519,009     $(1,167,198)
 Electricity, net           331,998         455,147      (  123,149)
 Air conditioning            31,562          33,900      (    2,338)
 Sprinkler                  100,468          96,348           4,120
 Water, net              (    1,500)     (  162,207)        160,707
 Fire insurance claim       933,119            -            933,119
 Real estate tax refund     348,079            -            348,079
 Other                       64,429          77,432      (   13,003)

	Total income	 14,159,966	 14,019,629	    140,337

Expenses:
 Base rent                1,167,500       1,167,500            -
 Labor costs              2,222,255       2,171,837          50,418
 Real estate taxes        2,952,485       2,750,108         202,377
 Tenant and other alterations,
  repairs and supplies    5,231,933       3,529,459       1,702,474
 Management & leasing     1,005,925         670,750         335,175
 Fuel                       341,708         441,256      (   99,548)
 Insurance                  252,334         274,734      (   22,400)
 Legal and accounting fees  295,043         226,040          69,003
 Sprinkler alarm             39,504          37,617           1,887
 Vault taxes                 11,211          12,230      (    1,019)
 Telephone                   12,127          16,573      (    4,446)
 Amortization of leasehold
  improvements - elevators  115,500         184,860      (   69,360)
 Miscellaneous              112,477          88,102          24,375

	Total expenses	 13,760,002	 11,571,066	  2,188,936

Net income for sublease
   year                     399,964       2,448,563      (2,048,599)
Less:  Exclusion*	    399,964	    620,000	    220,036

Net income subject to
 additional rent	$    -0-   	$ 1,828,563	$(1,828,563)

Additional rent at 50%	$    -0-   	$   914,282	$(  914,282)

*Overage rent is payable to the landlord at 50% of the net income over $620,000.
