Form 10-K, Exhibit 13
period 1999-12-31
NAVARRE 500 BUILDING ASSOCIATES
filed 2000-04-14
CIK 70816

Exhibit 13 (a)

[LETTERHEAD OF
 WIEN & MALKIN LLP]




                                                      February 17, 2000

To Participants in Navarre-500 Building Associates ("Associates")
  Federal Identification Number 13-6082674

	We enclose the annual report for the year 1999 of the partnership which owned the leasehold on the premises at 500 and 512 Seventh Avenue, New York City.
	On December 23, 1999, Associates concluded the joint sale of the leaseholds of 500-512 Seventh Avenue for $113,000,000, of which $52,500,000 was allocable to Associates. Associates was liquidated on the date of sale and distributed beneficially to each participant a co-tenancy interest in the property equal to each participant's proportionate interest in Associates.
At closing, each participant received his or her proportionate share of the seller's installment obligation due January 4, 2000. No sale proceeds were received in 1999. After deducting costs of sale and a 5% reserve as provided in the joint sale agreement, $47,080,000 was distributed to the participants on January 10, 2000. The sale proceeds were applied as follows:

        Gross sale proceeds allocated to Associates             $52,500,000


        Expenses of sale:

        Legal fees paid to Wien & Malkin LLP                   ($   106,858)
        Legal fees paid to other counsel                           (139,380)
        Transfer taxes - New York State                            (210,000)
        Transfer taxes - New York City                           (1,378,125)
        Brokerage commissions                                      (787,500)
        Accounting fees                                              (5,308)
        Letter of credit cost                                       (35,475)
        Rent adjustment                                             (16,452)
	Payment to fee owner                                        (50,000)

          Total expenses                                        ($2,729,098)


        Net sale proceeds                                       $49,770,902
        Net interest income received                                 82,426
            Total available funds from sale                     $49,853,328



        Distribution                                            $47,080,000
        Funds held in reserve                                     2,773,328

        Total                                                   $49,853,328
                                -32-
	Each participant in Associates who reports on the cash basis will defer the gain on sale to the year 2000 under the installment sale method of reporting gains. IRS form number 6252 - Installment Sale Income - should be filed with your 1999 income tax return. Questions 1 through 26 of Form 6252 should be completed. On line 5, enter your share of the purchaser's installment obligation, determined by multiplying the percentage interest reflected on the attached Schedule K-1 by $52,500,000. Your ending capital account as reflected on attached Schedule K-1 should be entered on line 10. On line 11, enter your share of expenses of sale of $2,729,098. Enter zero on line 21, payments received during the year. A sample partially completed form is annexed and should be used by your tax adviser as a guide in completing Form 6252.
	The reported income for 1999 was $617,182. There was no additional rent for the lease year ended June 30, 1999 and the lease year from July 1, 1999 to December 23, 1999.
	The enclosed Schedule K-1 form(s) (Form 1065) containing 1999 tax information must be reviewed in detail by your accountant.
	Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1999. If you have any question about the enclosed material, please communicate with our office.

                                        Cordially yours,

                                        WIEN & MALKIN LLP

                                        By:  Stanley Katzman
SKfm
Encs.
O


                                -33-


[LETTERHEAD OF
 WIEN & MALKIN LLP]





                                              February 17, 2000


To Participants in Navarre-500 Building Associates ("Associates")
  Federal Identification Number 13-6082674

        We enclose the annual report for the year 1999 of the partnership which owned the leasehold on the premises at 500 and 512 Seventh Avenue, New York City.
	On December 23, 1999, Associates concluded the joint sale of the leaseholds of 500-512 Seventh Avenue for $113,000,000, of which $52,500,000 was allocable to Associates. Associates was liquidated on the date of sale and distributed beneficially to each participant a co-tenancy interest in the property equal to each participant's proportionate interest in Associates.
At closing, each participant received his or her proportionate share of the seller's installment obligation due January 4, 2000. No sale proceeds were received in 1999. After deducting costs of sale and a 5% reserve as provided in the joint sale agreement, $47,080,000 was distributed to the participants on January 10, 2000. The sale proceeds were applied as follows:

Gross sale proceeds allocated to Associates     $52,500,000

Expenses of sale:

        Legal fees paid to Wien & Malkin LLP  ($    106,858)
        Legal fees paid to other counsel           (139,380)
	Transfer taxes - New York State            (210,000)
        Transfer taxes - New York City           (1,378,125)
	Brokerage commissions                      (787,500)
        Accounting fees                              (5,308)
        Letter of credit cost                       (35,475)
	Rent adjustment                             (16,452)
	Payment to fee owner                        (50,000)

        Total expenses                        ($  2,729,098)



        Net sale proceeds                       $49,770,902
        Net interest income received                 82,426
        Total available funds from sale         $49,853,328



        Distribution                            $47,080,000
        Funds held in reserve                     2,773,328


        Total                                   $49,853,328

                               -34-
	Each participant in Associates who reports on the cash basis will defer the gain on sale to the year 2000 under the installment sale method of reporting gains. IRS form number 6252 -Installment Sale Income - should be filed with your 1999 income tax return. Questions 1 through 26 of Form 6252 should be completed. On line 5, enter your share of the purchaser's installment obligation, determined by multiplying the percentage interest reflected on the attached Schedule K-1 by $52,500,000. On line 11, enter your share of expenses of sale of $2,729,098. Enter zero on line 21, payments received during the year. A sample partially completed form is annexed and should be used by your tax adviser as a guide in completing Form 6252.
	The reported income for 1999 was $617,182. There was no additional rent for the lease year ended June 30, 1999 and the lease year from July 1, 1999 to December 23, 1999.
	The enclosed Schedule K-1 form(s) (Form 1065) containing 1999 tax information must be reviewed in detail by your accountant.
	Please retain this letter and the enclosed Schedule K-1 form(s) for the preparation of your income tax returns for the year 1999. If you have any question about the enclosed material, please communicate with our office.

                                        Cordially yours,

                                        WIEN & MALKIN LLP

                                        By:  Stanley Katzman

SK/fm
Encs.
N-O


                                  -35-


[LETTERHEAD OF
 ORLIN & FEUERSTEIN, CPA, PC]





ACCOUNTANTS' REPORT


To the participants in Navarre-500 Building Associates ( a Partnership):

We have audited the accompanying balance sheet of Navarre-500 Building Associates ( "Associates" ) as of December 23, 1999 (prior to dissolution of the partnership) and the related statements of income, partners' capital, and cash flows for the period January 1, 1999 to December 23, 1999. These financial statements are the responsibility of Associates' management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associates as of December 23, 1999 (prior to liquidation of the partnership), and the results of its operations and its cash flows for the period January 1, 1999 to December 23, 1999 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements the partnership was liquidated on December 23, 1999, and the assets and liabilities were distributed to Peter L. Malkin and Thomas N. Keltner, Jr., who each become the nominal holder on behalf of the participants of a 50% undivided interest in the master lease.




                                                Orlin & Feuerstein, CPAs, P.C.
                                                60 East 42nd Street
                                                New York, NY  10165




 February 14, 2000
                                -36-


                             Navarre-500 Building Associates
                                     Balance Sheet
                                    December 23, 1999
                          (Prior to Liquidation of Partnership)




                                        Assets

Cash:

     Chase Manhattan Bank                                $   62,816


Leasehold at 500 and 512 Seventh Avenue,
        New York City                     $3,200,000
  Less: Accumulated amortization of
        cost of leasehold                  3,041,078        158,922

        Total assets                                     $  221,738

                Liabilities and Partners' Capital

Liabilities:

Loan from participants                                  $    25,933

        Total liabilities                                    25,933

Partners' capital, December 23, 1999                        195,805

        Total liabilities and partners' capital          $  221,738


                        Statement of Income
               January 1, 1999 to December 23, 1999

Rent income:

        Basic rent                                       $1,139,254

Expenses:

        Leasehold rent                   $  475,706
        Supervisory services                 40,000

                Total expenses                              515,706

Income before amortization of cost of leasehold             623,548

Amortization of cost of leasehold                             6,366

Net income                                             $    617,182


 The accompanying notes are an integral part of these financial statements.
                                -37-


                             Navarre-500 Building Associates
                                     Balance Sheet
                                    December 23, 1999
                          (Prior to Liquidation of Partnership)



Cash flows from operating activities:

    Net income                                                $ 617,182
    Adjustments to reconcile net income to net cash provided by operating activities:

      Amortization of cost of leasehold          $     6,366
      Changes in assets and liabilities:
        Loan from participants                        25,933     32,299

   Net cash provided by operating activities                    649,481

Cash flows from financing activities:

   Monthly distributions to participants                       (640,000)

Net change in cash                                                9,481

Cash at beginning of year                                        53,335

Cash at end of year                                          $   62,816











 The accompanying notes are an integral part of these financial statements.

                                -38-
                          Navarre-500 Building Associates
                                  Balance Sheet
                                December 23, 1999
                      (Prior to Liquidation of Partnership)






Partners' capital, January 1, 1999		   		$ 218,623
   Add, Net income for the period January 1, 1999
         to December 23, 1999                                     617,182
                                                                  835,805
   Less: Distributions:  January 1, 1999
         through December 1, 1999                                 640,000

Partners' capital, December 23, 1999                            $ 195,805






















 The accompanying notes are an integral part of these financial statements.
                                -39-

                          Navarre-500 Building Associates
                                  Balance Sheet
                                 December 23, 1999
                       (Prior to Liquidation of Partnership)





1. Business Activity:

   Navarre-500 Building Associates ("Associates") was a general partnership which owned and leased the leasehold at 500 and 512 Seventh Avenue, New York City. The partnership was liquidated on December 23, 1999, and the assets and liabilities were distributed to Peter Malkin and Thomas N.
Keltner, Jr., who each became a nominal holder of a 50% undivided interest in the master lease. On December 23, 1999, the joint sale of the leaseholds of 500-512 Seventh Avenue was concluded for $113,000,000, of which $52,500,000 was allocable to the master lease. The nominees received on behalf of each participant two promissory notes aggregating $52,500,000 payable on January 4, 2000; no cash was received at the closing.

2. Significant Accounting Policy:

   a)  Land, buildings and amortization

   The leasehold was stated at cost. The unamortized leasehold cost of $191,388 at December 31, 1994 was being amortized over the period of 29 years and 4 months from January 1, 1995 to May 1, 2024, the end of the second renewal period, with amortization at $6,524 per annum. For the period January 1, 1999 to December 23, 1999, amortization was $6,366. Amortization of leasehold from July 1, 1958 through December 31, 1977 was $134,266 per annum, and from January 1,1978 through December 31,1994 was $22,966 per annum.

   b)  Use of estimates

   The process of preparing financial statements in conformity with generally accepted accounting principles often requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates may relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

3. Leasehold at 500 and 512 Seventh Avenue, New York City:

   The lease included an initial term which expired April 30,1982, and options to renew for three additional terms of 21 years each. Associates had exercised the first renewal option for the period from May 1, 1982 to May 1, 2003, and the second renewal option for the period from May 1, 2003 to May 1, 2024.
The lease rent was $937,500 per annum during the initial term, and was $437,500 per annum through April 30, 1985. Pursuant to a lease modification effective May 1, 1985, the lease rent was increased by $50,000 from $437,500 to $487,500 per annum during the present term and all future renewal terms. For the period January 1, 1999 to December 23, 1999, the annual rent was pro-rated. Rent expense was $475,706.

                                -40-

                             Navarre-500 Building Associates
                                     Balance Sheet
                                    December 23, 1999
                          (Prior to Liquidation of Partnership)





4. Rent Income and Related Party Transactions:

   The sublease included an initial term which expired April 30, 1982 and three additional terms of 21 years each, provided that the lease remains in effect. The sublessee had exercised its first and second renewal options for the terms from May 1, 1982 through April 30, 2003, and from May 1, 2003 through April 30, 2024. Basic rent under the sublease was $1,337,500 during the initial term, and $1,117,500 through April 30, 1985. Pursuant to the modification of the sublease effective May 1, 1985, basic rent was increased by $50,000 from $1,117,500 to $1,167,500 during the present term and all future renewal terms. For the period January 1, 1999 through December 23, 1999, the annual rent was prorated. Rent income was $1,139,254.

   Additional rent was payable to Navarre-500 Building Associates equivalent to one-half the net operating profit, as defined, in excess of $400,000, in any year during the initial term, and $620,000 during renewal terms. For the lease year ended June 30, 1999 and the lease year from July 1, 1999 to December 23, 1999, the sublessee reported a net operating loss, so that no additional rent was received.

   Some partners in Associates are also partners in the sublessee.

5. Supervisory Services and Related Party Transactions:

   Payments for supervisory services, including disbursements and cost of accounting services, were made to the firm of Wien & Malkin LLP. Some partners in that firm were also partners in Associates.

6. Income Taxes:

   Net income is computed without regard to income tax expense since the partnership does not pay a tax on its income; instead, any such taxes are paid by the participants in their individual capacities.

7. Concentration of Credit Risk:

   At the time of liquidation, Associates maintained a cash balance in a bank. The bank balance was insured by the Federal Deposit Insurance Corporation up to $100,000, and at December 23, 1999, was completely insured.


                                -41-