Form 10-K, Exhibit 13
period 1999-12-31
NAVARRE 500 BUILDING ASSOCIATES
filed 2000-04-14
CIK 70816

Exhibit 13 (b)
[LETTERHEARD OF WIEN & MALKIN LLP]





                                                August 31, 1999

TO PARTICIPANTS IN NAVARRE-500 BUILDING ASSOCIATES

	We enclose the operating report of the sublessee, 500-512 Seventh Avenue Associates, for the fiscal year of the lease ended June 30, 1999.

	Under the sublease, 50% of the annual net income of the sublessee in
excess of $620,000 is payable as additional rent.   As the sublessee reported
net loss of $840,964 for the year ended June 30, 1999, no additional rent was received.

	The participants have approved an additional payment for supervisory services to Wien & Malkin LLP equivalent to 10% of distributions in excess of 23% on the cash investment in any year, commencing May 1, 1982. For the year ended June 30, 1999, no additional distribution will be made to the participants and no additional payment will be made to Wien & Malkin LLP.

	Regular monthly distributions of $640,000 continue at the rate of 20% on the cash investment of $3,200,000 in Navarre-500 Building Associates.

	If you have any question, please communicate with Stanley Katzman, Alvin Silverman or Mark Labell, partners in Wien & Malkin LLP, by mail or by phone at (212) 687-8700.


					Cordially yours,

					WIEN & MALKIN LLP

					By: Stanley Katzman

SK/fd
Encs:



                                -42-

[LETTERHEARD OF REILLY, DEANE & RABOY
 CERTIFIED PUBLIC ACCOUNTANTS]





Navarre-500 Building Associates
60 East 42nd Street
New York, New York  10165


        We have compiled the Statement of Income and Expense of 500-512 Seventh Avenue Associates, the sublessee of 500 Seventh Avenue, 512 Seventh Avenue and 228 West 38th Street, New York, New York for the sublease year ended June 30, 1999, pursuant to the 500-512 Seventh Avenue Associates sublease dated June 27, 1958, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

        A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statement and, accordingly, do not express an opinion or any other form of assurance on it.








New York, New York
August 4, 1999
                                -43-

                       STATEMENT OF INCOME AND EXPENSE
                FOR THE SUBLEASE YEAR ENDED JUNE 30, 1999



Income:
 Rent income                                             $11,497,185
 Electricity, net                                            336,612
 Air conditioning                                             32,680
 Sprinkler                                                   104,493
 Water, net                                               (   27,046)
 Fire insurance claim                                        383,912
 Lease cancellation                                           51,111
 Other                                                        97,171

        Total income                                      12,476,118

Expenses:
 Base rent                                                 1,167,500
 Labor costs                                               2,256,185
 Real estate taxes                                         2,966,308
 Tenant and other alterations,
  repairs and supplies                                     3,830,635
 Management & leasing                                      1,889,828
 Fuel                                                        316,566
 Insurance                                                   122,188
 Legal and accounting fees                                   471,064
 Sprinkler alarm                                              40,820
 Telephone                                                    17,423
 Amortization of leasehold
  improvements - elevators                                   113,376
 Miscellaneous                                               125,189

        Total expenses                                    13,317,082

Net loss for sublease year                                (  840,964)
Less:  Exclusion*

Net income subject to additional rent                     $      0

Additional rent at 50%                                    $      0


*Overage rent is payable to the landlord at 50% of the net income over $620,000.


                                -44-