Form 10-K, Exhibit 13
period 2000-12-31
NAVARRE 500 BUILDING ASSOCIATES
filed 2001-04-16
CIK 70816

[LETTERHEAD OF WIEN & MALKIN LLP]




                                        January 31, 2001


TO PARTICIPANTS IN NAVARRE - 500 BUILDING ASSOCIATES
    A CO-TENANCY ("Associates")

	We enclose the report of the joint tenancy that owned the property located at 500-512 Seventh Avenue in New York City for the year 2000. Also enclosed is the final operating report of the sublessee, 500-512 Seventh Avenue Associates, for the period from July 1, 1999 through the December 23, 1999 date of sale. As indicated in the report, no additional rent was received.

	We previously advised you that, in accord with your authorization, Associates and its lessee concluded on December 23, 1999 the joint sale of the leaseholds of 500-512 Seventh Avenue for $113,000,000. The $52,500,000 share allocable to Associates was paid as planned on January 4, 2000. After deduction of applicable expenses and reserves and the override to Wien & Malkin LLP approved by you, the net sale proceeds of $47,080,000 ($133,412 for each original $10,000 unit) were distributed on January 10, 2000.

	As provided in the joint sale agreement for all sellers, Associates retained a reserve of $2,625,000 (5% of its sale proceeds) in an interest-bearing account supervised by Wien & Malkin LLP for post-closing obligations, contingencies, and final liquidation and accounting costs. The balance in this account, together with Associates' other reserves, was $2,934,976 at December 31, 2000.

	As the partnership terminated in the year 1999 as a result of its conversion to a co-tenancy, you will not receive a Schedule K-1 for the year 2000. The attached schedule contains all of your reportable tax information for the year 2000 and must be reviewed in detail by your accountant. The gain from the sale of the property is includible as part of year 2000 reportable income for participants reporting under the installment method.

        If you are not an original participant (e.g., you obtained your participation by purchase or inheritance), your gain must be adjusted by taking into account the tax cost basis for your participation. In order to make this computation, we have enclosed a schedule which provides the book value for an original $10,000 face participation from inception of this investment in 1958 through the date of sale. Those participants who have acquired their interest by inheritance will also require the value of the participation on the date of the decedent's death. Those participants who have acquired their interest by purchase will require the price paid for the participation. As you know, participations in Associates were not publicly traded and Wien & Malkin LLP does not have information as to fair market value. We suggest you review this with your accountant.

        No adjustment is required to the reportable gain reflected on the enclosed schedule if you received your participation as a gift for no consideration during the life of a donor who was an original participant. Please review this in detail with your accountant.

	If you have any question about the enclosed material, please communicate with Mark Labell of our office.

	Please retain this letter and the enclosed material for the preparation of your income tax returns for the year 2000.


                                         Cordially yours,

                                        WIEN & MALKIN LLP

                                        By:  Stanley Katzman
SK:mg
Enc.

                                -32-
[LETTERHEAD OF ORLIN & FEUERSTEIN, CPAs, P.C.]




To the Co-Tenants in Navarre-500 Building Associates, a Co-Tenancy:




We have reviewed the accompanying statement of assets, liabilities, and capital-income tax basis for cash basis co-owners of Navarre-500 Building Associates, a Co-Tenancy as of December 31, 2000, and the related statement of revenue and expenses-income tax basis for cash basis co-owners for the year then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Navarre-500 Building Associates, a Co-Tenancy.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with the basis of accounting, as described in Note 2.


	__________________________
        Orlin & Feuerstein, CPA's, P.C.
	60 East 42nd Street
	New York, NY  10165









January 25, 2001

                Navarre-500 Building Associates, A Co-Tenancy
                Statement of Assets, Liabilities & Capital
                (Income Tax Basis for Cash Basis Co-Owners)

                                                  December 31, 2000




Assets

Cash:

	Escrow account held by Wien & Malkin LLP	$  2,934,976

                Total Assets                            $  2,934,976


                        Liabilities and Capital

Liabilities

	Contingent liabilities (Note 8)

Co-Tenants' Capital:

        Co-Tenants' Capital, December 31, 2000          $  2,934,976








                    ORLIN & FEUERSTEIN, CPA'S, PC

        Navarre-500 Building Associates, A Co-Tenancy
                Statement of Capital
        (Income Tax Basis for Cash Basis Co-Owners)
                  Year Ended December 31, 2000



Co-Tenants' Capital, January 1, 2000                    $     195,805
    Add, excess of revenue over
      expenses for the year ended December 31, 2000        49,856,053

                                                           50,051,858
      Less, Distributions

         Regular monthly distribution  $     36,882

         Distribution of sale proceeds   47,080,000
                                                          47,116,882

Co-Tenants' Capital, December 31, 2000                  $  2,934,976


















                    ORLIN & FEUERSTEIN, CPA'S, PC

                Navarre-500 Building Associates, A Co-Tenancy
                       Statement of Revenue and Expenses
                  Income Tax Basis for Cash Basis Co-Owners
                     For the Year Ended December 31, 2000



Revenues:

        Dividend income                          $     161,764
        Interest income                                140,589

          Total revenue                                302,353

Expenses:


        Professional fees                               40,714


Net revenues over expenses-ordinary operations         261,639

Gain from sale of leasehold (see schedule)          49,594,414


Excess of revenue over expenses                   $ 49,856,053














                    ORLIN & FEUERSTEIN, CPA'S, PC

        Navarre-500 Building Associates, A Co-Tenancy
                Gain from Sale of Leasehold
        For the Year Ended December 31, 2000
        (Income Tax Basis for Cash Basis Co-Owners)



Sales proceeds                                           $52,500,000

	Cost of property sold	$3,200,000
        Depreciation             3,041,078
        Adjusted basis                      $  158,922
        Expenses of sale                     2,746,664

        Total costs and expenses of sales                  2,905,586

Gain from sale of leasehold                              $49,594,414















                    ORLIN & FEUERSTEIN, CPA'S, PC

1.  Business Activity:

    Navarre-500 Building Associates ("Associates") was a general partnership which owned and leased the leasehold at 500 and 512 Seventh Avenue, New York City. The partnership was liquidated on December 23, 1999, and the assets and liabilities were distributed to Peter L. Malkin and Thomas N. Keltner, Jr., who each became a nominal holder of a 50% undivided tenancy-in-common interest in the master lease. Mr. Malkin & Mr. Keltner continued the ownership of the lease as co-tenants for the benefit of the former participants of the now liquidated partnership, and the co-tenancy has conducted its business under the name "Navarre-500 Building Associates, a Co-Tenancy." On December 23, 1999, the joint sale of the leaseholds of 500-512 Seventh Avenue was concluded for $113,000,000, of which $52,500,000 was allocable to the master lease. The nominees received on behalf of each participant two promissory notes aggregating $52,500,000 paid on January 4, 2000; no cash was received at the closing.

2.  Significant Accounting Policy:

    a)  Basis of  presentation
     The financial statements have been prepared on the cash basis, pursuant to the provisions of the Internal Revenue Code for cash basis taxpayers utilizing the installment method of reporting. This is not consistent with the method used for the predecessor partnership, Navarre-500 Building Associates, which reported on the accrual method.

    b) Land, buildings and amortization
     The leasehold was stated at cost. The unamortized leasehold cost of $191,388 at December 31, 1994 was being amortized over the period of 29 years and 4 months from January 1, 1995 to May 1, 2024, the end of the second renewal period, with amortization at $6,524 per annum. For the period January 1, 1999 to December 23, 1999, amortization was $6,366. Amortization of leasehold from July 1, 1958 through December 31, 1977 was $134,266 per annum, and from January 1,1978 through December 31,1994 was $22,966 per annum. The unamortized balance at December 23, 1999, when the partnership was liquidated, was $158,922.

    c)  Use of estimates
      The process of preparing financial statements in conformity with generally accepted accounting principles often requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates may relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.


                    ORLIN & FEUERSTEIN, CPA'S, PC

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

    Some partners in Associates were also partners in the sublessee.

5.  Professional Fees and Related Party Transactions:

    Payments for professional services, in the amount of $31,715, were made to the firm of Wien & Malkin LLP. Some partners in that firm were also partners in Associates.

6. Income Taxes:

   Revenue over expenses is computed without regard to income tax expense since the co-tenancy does not pay a tax on its income; instead, any such taxes are paid by the co-tenants in their individual capacities. Net revenue over expenses has been reported on the cash basis utilizing the installment method. Individual co-owners must consult their own tax advisor to ascertain if this method is consistent with the method used on their own return.

7. Concentration of Credit Risk:

   At December 31, 2000, the Co-Tenancy's only asset was cash, in the amount of $2,934,976, maintained in an escrow account held by Wien & Malkin LLP. The balance was maintained in a money market fund (Fidelity U.S. Treasury Income Portfolio) and was not insured.

8  Contingencies:

   From June1997 through the date of Associates' sale of its real property, Wien & Malkin LLP and Peter L. Malkin were engaged in a dispute with Helmsley Spear Inc. concerning the management, leasing and supervision of the property. In this connection, certain legal and professional fees and other expenses were paid and incurred. The partnership's allocable share of such costs is as yet undetermined. Accordingly, the expenses and related liability with respect to such costs has not been reflected in the financial statements.





                      ORLIN & FEUERSTEIN, CPA'S, PC